Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69358) of CoreCivic of Tennessee, LLC, of our report dated June 26, 2026 relating to the financial statements and supplemental schedules of the CoreCivic 401(k) Plan (the “Plan”), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Peachtree Corners, Georgia

June 26, 2026